Exhibit 99.1

H E I D R I C K    &    S T R U G G L E S

NEWS	FOR IMMEDIATE RELEASE

HEIDRICK & STRUGGLES ANNOUNCES

CFO KEVIN SMITH TO LEAVE THE FIRM

CHICAGO (December 17, 2003)—Heidrick & Struggles International, Inc. (Nasdaq: HSII), the world’s premier executive search and leadership consulting firm, today announced that Kevin J. Smith, Chief Financial Officer, will leave the company on March 31, 2004.

“Kevin has made a number of important contributions to the firm, including a dramatic realignment of our cost structure” said Thomas J. Friel, Chairman and Chief Executive Officer. “He has used his considerable talent and experience in restructuring situations to bring us through the downturn in the economy. With most of this work behind us, Kevin has expressed a desire to look for another opportunity outside the firm that will leverage his particular expertise.”

Smith, who joined Heidrick & Struggles as CFO in January 2002, will remain with the company through the first quarter of 2004 to oversee the year-end closing and public reporting process. A search has been initiated for his successor.

About Heidrick & Struggles International, Inc.

Heidrick & Struggles International, Inc. is the world’s premier provider of senior-level executive search, interim executive placement, and leadership services, including executive assessment and professional development. For 50 years, we have focused on quality service and built strong leadership teams through our relationships with clients and individuals worldwide. Today, Heidrick & Struggles leadership experts operate from principal business centers in North America, Latin America, Europe, and Asia Pacific. For more information about Heidrick & Struggles, visit www.heidrick.com.

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Contact

Eric Sodorff (media)

312-496-1613 or esodorff@heidrick.com

Lynn McHugh (analysts)

312-496-1593 or lmchugh@heidrick.com